Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces First Quarter Financial Results and Recent Developments

Denver, Colorado May 13, 2005 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter ended March 31, 2005, as filed on May 13, 2005, with the US Securities and Exchange Commission in the Corporation’s Quarterly Report on Form 10-Q.  For the quarter ended March 31, 2005, Vista reported a consolidated net loss of US$1.0 million or US$0.05 per share compared to a consolidated net loss of US$1.1 million or US$0.08 per share for the quarter ended March 31, 2004.

Net cash used for operations in the quarter ended March 31, 2005, was US$0.7 million compared to US$0.4 million for the same period in 2004.  Net cash used in investing activities in the quarter ended March 31, 2005, was US$0.3 million compared to US$2.4 million for the same period in 2004.  The decreased spending in investing activities in the 2005 quarter primarily reflected the US$2.3 million paid by the Corporation into the reclamation bond account for the Hycroft mine in Nevada in the 2004 quarter.

The Corporation received net cash from financing activities of US$0.4 million in the quarter ended March 31, 2005, compared to US$2.2 million for the same period in 2004, with the amounts in both periods representing proceeds from the exercise of warrants and options.

The financial position of the Corporation included current assets at March 31, 2005, of US$6.1 million compared to US$6.8 million at December 31, 2004, and total assets at March 31, 2005, of US$32.2 million compared to US$32.8 million at December 31, 2004.

Current liabilities were US$0.2 million at March 31, 2005, compared to US$0.3 million at December 31, 2004.  Total liabilities at March 31, 2005, were US$4.4 million, approximately the same as at December 31, 2004, and shareholders’ equity at March 31, 2005, was US$27.9 million compared to US$28.3 million at December 31, 2004.

The Corporation’s working capital as of March 31, 2005, was US$5.9 million compared to US$6.6 million at December 31, 2004.  The financial information for the first quarter of 2005 is summarized in the following table.

Selected Financial Data

	Three Months Ended March 31,
	2005	2004
U.S. $000’s, except loss per share
Results of operations
Net loss	$(958)	$(1,146)
Basic and diluted loss per share	(0.05)	(0.08)

Net cash used in operations	(692)	(448)
Net cash used in investing activities	(264)	(2,437)
Net cash provided by financing activities	398	2,203

Financial position

	March 31, 2005	December 31, 2004
Current Assets	$6,069	$6,826
Total Assets	32,234	32,788
Current liabilities	178	256
Total liabilities	4,368	4,444
Shareholders’ equity	27,866	28,344

Working capital	5,891	6,570

The annual general meeting of the Corporation’s shareholders was held on May 9, 2005.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Robert A. Quartermain and Michael B. Richings.  PricewaterhouseCoopers LLP was re-appointed independent auditor.  An amendment to the Corporation’s Stock Option Plan was approved increasing the maximum number of Common Shares which may be issued under the Plan from 1,000,000 Common Shares to 1,750,000 Common Shares.

On May 12, 2005, in connection with the Corporation’s purchase of the Awak Mas deposit in Indonesia, the Corporation transferred US$1.2 million to an escrow account to be placed in trust and released to the vendors upon completion of the final transaction documents.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com